UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________

FORM 8-K
________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2012

InsPro Technologies Corporation
(Exact name of registrant as specified in charter)

Delaware	333-123081	98-0438502
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Radnor-Chester Road

Suite B-101

Radnor, Pennsylvania 19087
(Address of principal executive offices)

(484) 654-2200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 30, 2012, InsPro Technologies, LLC (“InsPro Technologies”), which is a wholly owned subsidiary of InsPro Technologies Corporation (the “Company”), agreed to pay a $1,200,000 licensing fee within thirty days to Micro Focus (US) Inc. (“Micro Focus”), in connection with an Application Provider Hosting Agreement between InsPro Technologies and Micro Focus. As part of the agreement InsPro Technologies expanded its perpetual license rights to a Micro Focus software product used by InsPro Technologies in conjunction with hosting its InsPro Enterprise software.  The expanded perpetual license rights will apply to InsPro Technologies’ hosting activities for its current and future customers.

Included in the $1,200,000 fee is annual support of the licensed software from Micro Focus at a cost of $89,250, which the Company anticipates will be expensed straight line over a period of twelve months beginning May 1, 2012. The Company anticipates expensing the remainder of the license fee over a period of thirty-six months beginning May 1, 2012.

The Company is currently pursuing financing for all or a portion of the $1,200,000 license fee. Although the Company believes that opportunities exist to finance all or a portion of the fee, no assurances can be given that the Company will be able to obtain any financing or obtain financing at favorable terms.  In the event that the Company is unsuccessful in obtaining financing for all or a portion of the $1,200,000 fee it anticipates that it will have sufficient cash to pay the fee and fund its financial obligations over the next twelve months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPRO TECHNOLOGIES CORPORATION

Date:	May 4, 2012	By:	/s/ Anthony R. Verdi
		Name:	Anthony R. Verdi
		Title:	Principal Executive Officer, Chief Financial Officer and Chief Operating Officer